Exhibit 10.2

GreenMan Technologies, Inc.
7 Kimball Lane, Building A

Lynnfield, MA 01940

April 30, 2012

[INSERT INVESTOR NAME AND ADDRESS]

Ladies and Gentlemen:

This letter agreement is entered into in connection with the purchase by [_________] (the “Investor”) of certain Units comprised of one share of Preferred Stock and a Warrant to purchase 25,000 shares of Common Stock, subject to adjustment, of GreenMan Technologies, Inc., a Delaware corporation (the “Company”) pursuant to the Securities Purchase Agreement dated as of April 30, 2012, between the Company, the Investor and other purchasers identified on the signature pages thereto (the “Agreement”). This letter agreement shall govern the rights and obligations of the parties hereto with respect to subsequent investments to purchase up to an additional ___ Units (for an additional investment up to $______ ) (the “Total Additional Investment Amount”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

The Company and the Investor hereby agree as follows:

1.	SUBSEQUENT INVESTMENTS.
(A)	Investor Election:

On or before March 31, 2013, the Investor shall have the right, but not the obligation (except as provided below), to purchase up to an additional ___ Units (the “Additional Investment”). To exercise this right, the Investor must execute and deliver to the Company a notice that such investment right has been elected and describing the amount of the additional investment (the “Investment Notice”). Such Additional Investment shall be deemed to be an investment included in and governed by the Agreement and related Transaction Documents. To effectuate the closing of the Additional Investment, on or before the third (3rd) Trading Day following the Company’s receipt of the Investment Notice:

(i)	The Investor shall deliver to the Company, via wire transfer or a certified check of immediately available funds equal to the amount of the elected Additional Investment; and

(ii)	The Company shall deliver to the Investor certificates representing the Preferred Stock and Warrants comprising the Units for which such Investor has paid in accordance with this Section 1(A).

(B)	Company Election Following Milestone Achievement:

Provided that both of the Milestones described below (the “Milestones”) are achieved on or before December 31, 2012, the Company can request on a one time basis, a subsequent Closing (the “Milestone Closing”), to be held on the Milestone Closing Date (defined below). Such request must be delivered in writing to the Investor in no event later than fifteen (15) calendar days after the filing of the Company’s Quarterly Report on From 10-Q for the fiscal period ending December 31, 2012 (the “10-Q”), but in no event later than March 1, 2013 or else the Investor will not be obligated to fund any additional investment. If the Company reports in the 10-Q that it has met or exceeded each of the Milestones on or before December 31, 2012, then it shall promptly execute and deliver to the Investor a notice signed by the President of the Company certifying that the Milestones have been achieved and providing supporting documentation (the “Milestone Certification”) which such notice shall also include the amount of the requested milestone investment which shall not be less than at least half of the Total Additional Investment Amount (the “Milestone Investment”). After receipt of the Milestone Certification, the Investor will make the Milestone Investment by purchasing up to the Total Additional Investment Amount at the Milestone Closing. On or before the first (1st) Trading Day following 10 Calendar Days following the date the Investor receives the Milestone Certification, the Company and the Investor shall proceed with closing the Milestone Investment in accordance Section 2 hereof. Such Milestone Investment shall be deemed to be an investment included in and governed by the Agreement and related Transaction Documents.

MILESTONES:

(1)	The Company must achieve revenue for calendar year 2012 of 80% of the Company’s calendar year 2012 Budget, or $9.8 million.

(2)	By December 31, 2012, the Company must receive EPA approval for an additional 10 engine classes (for a total of 11 EPA approvals), which represents approximately 60% of the Company’s plan.

(C)	Other Investment Terms:

Notwithstanding anything to the contrary contained herein, the Investor shall not be obligated to purchase any Units under Section 1(B) to the extent that the sum of the Milestone Investment and any Additional Investment previously made by the Investor would exceed the Total Additional Investment Amount. In addition, the Investor’s right to make the Additional Investment is separate and distinct from the Milestone Investment and the Investor may make the Additional Investment at any time in accordance with Section 1(A) regardless of if the Milestone Investment is made in accordance with Section 1(B).

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2.	MILESTONE INVESTMENT CLOSING.

Following the Investor's receipt of the Milestone Certification, the Company and the Investor will close the Milestone Investment in accordance with Section 1 (B) subject to the following:

(i)	Investor shall deliver to the Company, via wire transfer or a certified check of immediately available funds equal to the amount of the Milestone Investment (subject to the limitations in Section 1);
(ii)	The Company shall deliver to the Investor certificates representing the Preferred Stock and Warrants comprising the Units for which such Investor has paid in accordance with this Letter Agreement;
(iii)	The Investor shall deliver to the Company a certificate certifying that (i) each of the representations and warranties of the Investor in the Agreement are true and correct in all material respects on and as of the closing hereunder, as though each such representation or warranty had been made on and as of the closing hereunder, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and (ii) all obligations, covenants and agreements of the Investor required to be performed under the Agreement at or prior to the closing hereunder shall have been performed in all material respects; and
(iv)	The Company shall deliver to the Investor a certificate certifying that (i) each of the representations and warranties of the Company in the Agreement that is qualified by a reference to materiality or Material Adverse Effect is true in all respects as so qualified on and as of the closing hereunder, and each of the representations and warranties of the Company in the Agreement that is not so qualified shall be true and correct in all material respects on and as of the closing hereunder, as though each such representation or warranty had been made on and as of the closing hereunder, except that those representations and warranties that address matters only as a particular date shall remain true and correct as of such date, (ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the closing hereunder shall have been performed in all material respects and (iii) there has been no Material Adverse Effect with respect to the Company since the date of the Agreement.

Any obligation of the Investor to provide any Milestone Investment hereunder is also conditioned on the following:

(i)	there shall have been no Material Adverse Effect with respect to the Company since the date of the Agreement; and
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(ii)	as of the closing hereunder, trading in the Common Stock shall not be or have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the closing hereunder), and, at any time prior to the closing hereunder, a banking moratorium shall not have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of the Investor, makes it impracticable or inadvisable to purchase the Units at the closing hereunder.

3.     CONFIRMATION.

Except as expressly provided herein, all other terms and conditions of the Agreement and the Transaction Documents shall not be affected by this letter agreement provided that for the avoidance of any doubt, the rights with respect to the Units acquired in accordance herewith (the “Units”) shall be governed in all respects by the Transaction Documents and shall be deemed Registrable Securities under the Registration Rights Agreement. The parties acknowledge that the Commission will not permit the filing of a Registration Statement registering for resale the Conversion Shares or the Warrant Shares pertaining to the Units prior to the exercise of the Additional Investment or the Milestone Investment, as applicable. Thus, the filing date for the additional Registration Statement pertaining to such shares shall be 30 calendar days following the earlier of the exercise in full or expiration of this Additional Investment Right, as to any Registrable Securities underlying the Units so issued. The rights, privileges and preferences of the Units shall be the same as the Units issued to the Investor at the initial Closing under the Agreement.

4.     COUNTERPARTS

This letter agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Signature Page Follows]

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Very truly yours,

GreenMan Technologies, Inc.

By:
Charles E. Coppa, Chief Financial Officer

ACCEPTED AND AGREED:

[NAME OF INVESTOR]

By:
Name:
Title: